Exhibit 99.1

ADEEB SABA ASSUMES RESPONSIBILITY FOR PRODUCT DEVELOPMENT AT WINDTAMER CORPORATION

ROCHESTER, NY (Marketwire - 5/19/10) - WindTamer Corporation (“WindTamer” or the “Company”) (OTC:BB:WNDT-News), a developer and manufacturer of a patented new wind turbine technology, announced that Adeeb Saba, Vice President of Operations, has assumed responsibility for the development of its wind turbine technology from Gerald E. Brock, the Company’s founder and inventor of the WindTamer technology.

William A. Schmitz, Chief Executive Officer of WindTamer Corporation, said that, “The decision of the Board of Directors and me to no longer have Mr. Brock head the research and development of the Company was the result of a difference of opinion over how to best address performance issues of the WindTamer turbines that have been installed and are operating in the field.  It has recently become apparent to management that the turbines installed to date are not performing to product specifications, and we felt that a shift from Mr. Brock’s inventive approach to a more analytical approach was the best way to improve the technology so that it performs at the levels that we believe possible.  Moving forward, Adeeb Saba will lead a team of engineers and has begun a systematic, data-driven process to determine how to optimize the energy output of the turbines to bring the performance back in line to the performance levels achieved during the development phase.”

“There is a difference between inventing a new technology and designing a systematic engineered energy solution that can be mass-produced,” said Mr. Saba.  “Based on the early prototype performance validations by Dr. Ken Visser, Associate Professor of Mechanical & Aeronautical Engineering of Clarkson University, the WindTamer turbine is a breakthrough turbine technology.  However, a total systems solution approach must be taken in order to fully maximize the annual energy output. I have already initiated this process and I have every confidence it will enable us to maximize the performance of our turbines.”

Mr. Saba continued, “As an energy system, the WindTamer turbine needs to leverage the strengths of the system components, including the turbine, generator, inverter and controls. The optimal combination of variables can best be determined through a rigorous data-based testing process. As one of our major efforts, we plan to utilize proven Shainin design of experiments methodologies to more accurately understand the significance of and interactions between the various design parameters.  I have successfully led similarly complex product and process development programs in the past such as the design of the Land Warrior Power System launched by the U.S. Army in 2007 as well as several plating, coating, and electronic projects, and I am confident that I can do it again here at WindTamer.”

Mr. Schmitz also said that Dr. Visser continues to be engaged with WindTamer to assist in maximizing the WindTamer turbine performance.   Dr. Visser stated, “I have been completely engaged with Adeeb Saba and his engineering team in this new data-based analysis and I have been very impressed with their approach during my work with them.  I look forward to continuing to work with Adeeb and his team to continue to optimize the WindTamer technology in a scientific and efficient manner.”

Mr. Brock was notified on May 16, 2010, that his employment and Employment Agreement with the Company will be terminated for good cause effective June 15, 2010.  The Company's Board of Directors approved and ratified the termination on May 17, 2010.  Mr. Brock was terminated due to his willful disobedience of material and lawful instructions of the Board of Directors and Chief Executive Officer of the Company.  Mr. Brock will continue to serve as a director of the Company.

Separately, the Company announced that Molly Hedges, the Company’s Vice President of Finance, Controller and Principal Accounting Officer, has been appointed as acting Chief Financial Officer and Principal Financial Officer, positions previously held by Mr. Brock.  Mr. Schmitz said, “We are pleased that Molly Hedges has assumed the additional responsibilities of acting Chief Financial Officer and Principal Financial Officer, and I look forward to working with her in this expanded role.”

About WindTamer Corporation

WindTamer Corporation (www.windtamerturbines.com) is a developer and manufacturer of highly efficient wind power generators that utilizes patented technology for the production of electrical power. Applications of WindTamer turbines include stand-alone and roof-mounted residential; stand-alone and roof-mounted commercial and industrial; wind farms; boat-dock, RV and other recreational applications; portable and transportation; and back-up power sourcing.

Forward-Looking Statements

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties.  WindTamer Corporation cautions investors not to place undue reliance on forward-looking statements, which reflect WindTamer’s analysis only as of today’s date.  There can be no assurance that such forward-looking statements will prove to be correct, and actual results could differ materially.  WindTamer undertakes no obligation to publicly update forward-looking statements.  Further information on these factors, and other factors that could affect WindTamer’s financial results, is included in WindTamer’s Securities and Exchange Commission filings, including the latest Annual Report on Form 10-K.

Contact:

WindTamer Corporation
Investor Relations
Cherrie Mahon
(585) 243-4040
ircontact@windtamerturbines.com